(PAGE)                BROADCAST AGREEMENT

          THIS AGREEMENT is entered into this 21st day of January, 1997, among S&E NETWORK INC. ("S&E"), licensee of Stations WSJN-TV, San Juan, Puerto Rico, WKPV(TV), Ponce, Puerto Rico and WJWN-TV, San Sebastian, Puerto Rico ("the Stations"), HOUSING DEVELOPMENT ASSOCIATES S.E. ("HDA"), and PAXSON COMMUNICATIONS CORPORATION ("Paxson") and constitutes the term and conditions by which HDA will provide certain programming for broadcast on the Stations.
                     TERMS AND CONDITIONS
          1. Description of Programming. HDA shall provide to S&E, at HDA's sole expense, up to four (4) hours, every Monday, Wednesday, Thursday, Friday and Sunday, of programming (the "Programming") for broadcast on the Stations. HDA may adjust this schedule provided that all hours selected for broadcast represent no more than 1040 hours annually. The Programming shall be professionally produced, of high quality and appeal, and shall consist of programs that feature horse racing and race-related information or such other programming not incompatible with S&E's general programming criteria.
          2. Payment. In consideration of the rights to broadcast the Programming, HDA shall pay to S&E $725 per hour net for each hour of broadcast time, with a minimum of 910 hours per year totalling $659,750.00. During the Initial Term (as defined below), HDA shall be required to purchase and pay for the minimum number of hours specified in the preceding sentence. Until December 31, 2011, this rate per hour shall increase or decrease annually consistent with the annual percentage changes in the Consumer Price Index For Wage Earners 1967-100 issued and published by the Bureau of Labor Statistics of the Commonwealth of Puerto Rico Department of Labor ("CPI"). After December 31, 2011 this rate per hour shall be the lower of the (i) pre-December 31, 2011 rate with continued CPI adjustments, or (ii) lowest current rate on the Stations for the same time period on other days of the week on which the Programming is not broadcast. Hours after 7 p.m. shall be available until (i) December 31, 2011, at the rate of Nine Hundred Dollars ($900) per hour adjusted annually by the percentage changes in CPI, and (ii) after December 31, 2011, at the lowest current rate on the Stations for the same time period on other days of the week. Additional hours may be acquired by HDA with thirty days prior written notice to S&E at the lower of (i) the rates set forth above or (ii) the lowest current rate on the Stations for the same time period conditions. HDA shall be responsible for all production expenses associated with this programming on the Stations and shall have the right to sell commercial advertising within
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such programming and retain all revenues generated thereby.
S&E shall bill HDA on a monthly basis and HDA shall make the payments to S&E required by this Agreement on a monthly basis within 10 days of the end of each month.
          3. Representations and Warranties. HDA represents and warrants that all material included in the Programming, including but not limited to script material, films, videotapes, audiotapes, music, and still photographs, shall be original works of authorship and will be free of any liability or limitation on ownership. HDA shall be responsible for clearing all rights (except music performance rights) to material owned by third parties included in the Programming, and for obtaining all necessary releases from individuals appearing in the Programming.
          4. Term. The initial term of this Agreement shall commence on January 21, 1997 and shall expire on December 31, 2006 (the "Initial Term"). The Initial Term shall be automatically extended for successive five (5) year periods (each an "Extended Term") unless HDA notifies S&E in writing of its intention not to renew the term at least six (6) months prior to the expiration of the Initial Term or any subsequent Extended Term. S&E may not terminate this Agreement during the Initial Term, except pursuant to Section 5(b). S&E may terminate this Agreement during any Extended Term, in accordance with the provisions of either Section 5(b) or
Section 6. All conditions of ownership and copyright and all representations and warranties in this Agreement shall survive its expiration or termination.
          5.   Remedies Upon Breach.
               (a)  Injunctive Relief.  S&E agrees that a
breach of this Agreement during the Initial Term will cause irreparable harm to HDA. In the event of any breach of this Agreement during the Initial Term, S&E agrees that, in addition to its other remedies (except as otherwise provided in Section 6), HDA shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent.
               (b)  Termination.  In the event either party
shall breach, default or fail to perform any material term or condition of this Agreement (other than as a result of a Force Majeure Event under Section 13), and shall fail to cure the same within ten (10) days after receipt of written notice from the aggrieved party, the aggrieved party, so long as it is not in material breach or default of this Agreement, may, in addition to any other remedies (except as otherwise provided in Section 6), elect to terminate this Agreement by written notice thereof to the breaching party.
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          6.   Remedies Upon Termination.  In the event that
S&E elects to terminate this Agreement after expiration of the Initial Term (other than pursuant to Section 5(b)) or HDA terminates this Agreement pursuant to Section 5(b), S&E shall pay HDA a termination fee in the amount of Two Million Dollars ($2,000,000) adjusted annually by the annual percentage change in CPI, the payment of which termination fee, if HDA elects to receive such fee, shall be the sole and exclusive remedy available to HDA upon such termination.
          7. Compliance. HDA warrants that the Programming shall comply with the Communications Act of 1934, as amended, all applicable rules and regulations of the Federal Communications Commission, and all other state and federal laws pertaining to the production, duplication, distribution and broadcast of programs. HDA shall refrain from accepting any compensation, gift or gratuity whatsoever (regardless of value or form) if such compensation, gift or gratuity is received directly or indirectly, under any express or implied agreement, understanding or authorization, affecting in any way the content of the Programming, in a manner contrary to the Communications Act of 1934, as amended, or the rules and regulations of the Federal Communications Commission.
          8. Guaranty by Paxson. In consideration of the execution and delivery of this Agreement by HDA, Paxson agrees as follows:
               (a)  Paxson hereby guarantees the full,
complete and timely performance by S&E of each and every obligation of S&E under this Agreement. If any default shall be made by S&E in the performance of any of such obligation, then Paxson will itself perform or cause to be performed such obligation upon receipt of notice from HDA specifying in summary form the default;
               (b) Paxson waives presentment, protest, demand or action in respect of any of the obligations of S&E under this Agreement and Paxson waives all notices of nonperformance, notices of protest, notices of dishonor and notices of acceptance of this guaranty; and
               (c) this guaranty shall be deemed a continuing guaranty, and the above consents and waivers of Paxson shall remain in full force and effect until the satisfaction in full of all obligations of S&E under this Agreement.
          9. Prohibition of Assignment. Neither party shall assign this Agreement, or any of its rights or obligations under the Agreement, without the express prior written consent of the other party provided that HDA may assign its rights and obligations under this Agreement to El Comandante Operating Company, Inc. or to any successor operator of the El
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Comandante Race Track.  Notwithstanding such assignment, HDA shall remain liable during the Initial Term to purchase and pay for the minimum number of broadcast hours required under
Section 2 hereof to the extent that such hours are not purchased by HDA's assignee. All claims and conditions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties.
          10. No Joint Venture. The parties do not intend to create a joint venture by this Agreement, and neither S&E nor HDA shall represent to any third party that it is the other's agent for any purposes whatsoever in connection with the Programming or any derivative works thereof.
          11. Independent Contractor. HDA is an independent contractor under this Agreement, and shall not, under any circumstances or for any purposes, be entitled to any compensation or benefits of an employee of S&E, including but not limited to medical, disability or retirement insurance or benefits.
          12. Notice. Notice under this Agreement shall be in writing, sent via hand delivery or first-class mail, and shall be effective upon receipt by personal delivery or at the addresses below, or at such other address as may be designated in writing by either party:

     To S&E:             S&E Network Inc.
                         El Comandante Race Track
                         Canonvanas, Puerto Rico  00729

     To HDA:             Housing Development Associates S.E.
                         650 Munoz Rivera Avenue, 7th Floor
                         Hato Rey
                         Puerto Rico  00918

Notice must be provided to HDA notwithstanding any assignment made by HDA pursuant to Section 9 of this Agreement.
          13. Force Majeure. Any failure or impairment of the Stations' facilities, any delay or interruption in the broadcast of programs, any inability to conduct racing at El Comandante race track, or failure at any time to furnish broadcast facilities or programming, in whole or in part, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of S&E or HDA (a "Force Majeure Event"), shall not constitute a breach of this Agreement and any party shall be relieved from liability to the other party to the extent that any failure to perform is caused by any Force Majeure Event.
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          14.  Entire Agreement.  This document contains the
entire agreement and understanding between the parties relating to the Programming, supersedes all prior agreements between them, whether written or oral, relating to this subject, and may be altered or amended only by written instrument executed by both of them.
          15. Waivers and Amendments. Any amendment or supplementation of this Agreement or any waiver of any term or condition hereof shall be effective only if in writing. A waiver of any breach of any of the terms or conditions of this Agreement shall not in any way be construed as a waiver of any subsequent breach.
          16. Severability. In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Agreement shall not, at the election of the party for whom the benefit of the provision exists, be in any way impaired.
          17. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.
          18.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico, without regard to the conflict-of-laws rules thereof.




















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          IN WITNESS WHEREOF, the parties have executed this
Agreement on the date written above.

S&E NETWORK INC.



/s/ William L. Watson
-------------------------------------
Name: William L. Watson
Title: Secretary


HOUSING DEVELOPMENT ASSOCIATES S.E.



/s/ Donald G. Blakeman
-------------------------------------
Name: Donald G. Blakeman
Title: President


PAXSON COMMUNICATIONS CORPORATION



/s/ William L. Watson
-------------------------------------
Name: William L. Watson
Title: Assistant Secretary